Exhibit 99.1

Terra Industries Inc.	For more information, contact: Joe A. Ewing, Vice President, Investor Relations 712/277-7305 jewing@terraindustries.com
FOR IMMEDIATE RELEASE
Three Out of Four Proxy Advisory Firms Recommend Terra Shareholders Vote “FOR” All Three Terra Director Nominees on the WHITE Proxy Card
Terra Comments on RiskMetrics Report
SIOUX CITY, IOWA (November 13, 2009) — Terra Industries Inc. (NYSE: TRA) today announced that three out of the nation’s four leading independent proxy advisory firms, Glass Lewis & Co., PROXY Governance, Inc. and Egan-Jones Proxy Services, recommend that their clients vote the WHITE proxy card FOR Terra’s directors via mail, telephone, Internet, or at Terra’s November 20, 2009 Annual Meeting.
Terra issued the following statement in response to a report issued by RiskMetrics Group (formerly Institutional Shareholder Services) regarding the election of directors at Terra’s November 20, 2009 Annual Meeting:
We strongly believe that RiskMetrics reached the wrong conclusion in failing to recommend that shareholders re-elect Terra’s highly-qualified and independent directors. CF Industries Holdings, Inc.’s (NYSE: CF) proposal significantly undervalues Terra’s near term and long term prospects, and ignores the significant upside in Terra’s strategy as the economic recovery continues. As we have repeatedly said, CF has had ten months to put a compelling offer on the table, yet its current proposal continues to be inadequate, opportunistic and not in the best interests of Terra shareholders. We note RiskMetrics’ acknowledgment that “[g]iven the significant gap (almost $200 million) between the Street consensus 2010 EBITDA estimates and management projections, a more nitrogen bullish investor who buys into the management outlook could potentially value the company even higher, implying an even lower premium.”
Terra shareholders have an investment in a company that has consistently delivered value, including more than $1 billion in share buybacks and dividends over the past four years. While RiskMetrics’ decision may reflect its clients short term focus, we are confident that our shareholders understand the strong investment proposition they have in Terra.
The Company urges shareholders to vote the WHITE proxy card FOR Terra’s experienced directors — Martha O. Hesse, Dennis McGlone, and Chairman, Henry R. Slack — directors who have the independence, industry knowledge, and experience to guide Terra through whatever may emerge as this process continues, with a singular focus on what is in the best interests of all Terra shareholders.
Our opinion remains that CF’s proposal is inadequate and opportunistic. Terra’s Board has always been and continues to be vigilant in the oversight of its fiduciary duties to shareholders, and remains open to considering any bona fide opportunity that creates meaningful value for all

Terra Industries Inc. ◆ 600 Fourth Street ◆ P.O. Box 6000 ◆ Sioux City, Iowa 51102-6000
www.terraindustries.com ◆ 712/277-1340 ◆ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 13, 2009
Terra shareholders. We believe that CF’s nominees, if elected, would work to advance CF’s interests and its inadequate proposal at the expense of Terra shareholders.
Terra shareholders are reminded that their vote is important, no matter how many shares they own. Whether or not they attend the Annual Meeting, Terra shareholders are encouraged to submit a WHITE proxy by Internet, telephone or by signing and dating the WHITE proxy card itself and returning it as soon as possible.
Any Terra shareholders who have questions or require assistance voting their shares should contact MacKenzie Partners, Inc., which is assisting Terra in this matter, at (800)-322-2885.
About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.
Important Information and Where to Find It
On October 13, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2009 Annual Meeting, and is mailing the definitive proxy statement to its shareholders. Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain Information Concerning Participants
Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its definitive proxy statement for the 2009 Annual Meeting. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-Looking Statements

Terra Industries Inc. ◆ 600 Fourth Street ◆ P.O. Box 6000 ◆ Sioux City, Iowa 51102-6000
www.terraindustries.com ◆ 712/277-1340 ◆ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 13, 2009
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	risks related to potential acquisition transactions,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation,

•	changes in agricultural regulations and

•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Notes to the consolidated financial statements.
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Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
Additional Contacts:
Matthew Sherman/Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com/jmoser@joelefrank.com
Larry Dennedy/Laurie Connell
MacKenzie Partners, Inc.
(800) 322-2885
terraproxy@mackenziepartners.com

Terra Industries Inc. ◆ 600 Fourth Street ◆ P.O. Box 6000 ◆ Sioux City, Iowa 51102-6000
www.terraindustries.com ◆ 712/277-1340 ◆ NYSE Ticker: TRA